Exhibit 10(o)
Execution Copy
PURCHASE AND DISTRIBUTION
AGREEMENT
BY AND BETWEEN
STRATUS TECHNOLOGIES IRELAND, LTD
AND
NEC CORPORATION
November 25, 2005

Appendices

APPENDIX 1	Base Quality Levels and Measurements for Products
APPENDIX 2	Testing and Acceptance Requirements
APPENDIX 3	Actual Manufacturing Cost Model
APPENDIX 4	Joint Products
APPENDIX 5	NEC Independent Derivative Products
APPENDIX 6	Stratus Independent Derivative Products
APPENDIX 7	B2B Order Fulfillment Process

3

PURCHASE AND DISTRIBUTION AGREEMENT
This Purchase and Distribution Agreement (“Agreement”), is made and entered into as of November 25, 2005 (the “Effective Date”) by and between Stratus Technologies Ireland Ltd., an Irish corporation with offices at College Business & Technology Park, Blanchardstown Road North, Blanchardstown, Dublin 1, Republic of Ireland, in its own behalf and on behalf of its Affiliates, as hereinafter defined (“collectively, Stratus”) and NEC Corporation, a Japanese corporation with offices at 7-1, Shiba 5-chome, Minato-ku, Tokyo 108-8001, Japan, in its own behalf and on behalf of its Affiliates, (collectively “NEC”).
WHEREAS, NEC is an original equipment manufacturer of computers and related components, including a certain fault tolerant computer systems jointly developed by Stratus and NEC and/or their respective Affiliates (as hereinafter defined) under a Collaboration and Licensing Agreement of even date herewith between NEC and Stratus Technologies Bermuda Ltd. (the “Collaboration Agreement”),
WHEREAS, the above referenced Collaboration Agreement provides Stratus (or its Affiliates) the right to purchase from NEC (or its Affiliates) specified computer systems, components, spare parts and related software,
WHEREAS, Stratus desires to purchase from NEC and distribute on a non-exclusive and world-wide basis such computer systems, components, spare parts and related software,
WHEREAS, NEC desires to sell to Stratus such computer systems, components, spare parts and related software,
NOW THEREFORE, in consideration of the promises and of the covenants and conditions hereinafter set forth, the parties hereby agree as follows:
SECTION 1. DEFINITIONS
In addition to the terms defined elsewhere in this Agreement, the following terms as used in this Agreement shall have the following meanings, unless some other meaning is apparent in the context in which the terms are used. All defined terms may be used in the singular or plural, and either preceded by an article or not, as the context may require.
1.01 “Actual Manufacturing Cost” means NEC’s actual direct and substantiated costs of manufacture or procurement, including (a) cost of components and other materials, (b) cost of direct or subcontracted labor (assembly and test), (c) manufacturing overhead (including but not limited to material loading, warranty, EDP system, inventory, management overhead, rent or depreciation, as applicable, and utilities), and (d) headquarters overhead (but excluding, development, sales and marketing activities).
1.02 “Affiliate” means an entity, other than a party, now or hereafter, controlled by, controlling or under common control with a party hereto. As used herein, the term control means the right to vote directly or indirectly more than fifty percent (50%) of the voting stock of an entity or the ownership of more than fifty percent (50%) of the equity interest either directly or indirectly.
1.03 “Collaboration Agreement” has the meaning set forth in the Recitals hereto.
NEC/STRATUS 11/25/2005
Confidential

1.04  “Committed Cost” means the target manufacturing cost agreed to in the Development Plan (as defined in the Collaboration Agreement) for a Joint Product as described in the Collaboration Agreement.
1.05  “Committed Forecast” has the meaning set forth in Section 5.01.
1.06  “Components” means individual hardware components and subsystems of and peripherals for Server Products, including, without limitation, tape drives, disk drives, PCI cards, monitors, microprocessors and memory, together with related documentation and specifications.
1.07  “Contract Manufacturer” means a third party manufacturer engaged by NEC to manufacture Components or Products for sale to Stratus hereunder.
1.08  “Documentation” means such documents generally prepared and distributed by NEC with the Products to its OEM customers and which describe the function, operation, use, installation and maintenance of the Products.
1.09  “Effective Date” has the meaning set forth in the introductory paragraph.
1.10  “Enhancements” means any improvements, modifications, adaptations, extensions, upgrades or derivative works of a technology.
1.11  “Joint Product” has the meaning set forth in the Collaboration Agreement.
1.12  NEC Independent Derivative Products” means Derivative Products (as defined in the Collaboration Agreement) that are classified as Independent Derivative Products of NEC under the Collaboration Agreement
1.13  “NEC Software” means the NEC Licensed Software as defined in the Collaboration Agreement.
1.14  “Operating System Software” means Microsoft Windows, Red Hat Linux and other operating system software then available on the Joint Products and/or NEC Independent Derivative Products and Stratus Independent Derivative Products.
1.15  “Products” means Server Products, Components and Spare Parts.
1.16  “Required Lead Time” shall have the meaning set forth in Section 6.
1.17  “Server Products” means the Joint Products, NEC Independent Derivative Products and Stratus Independent Derivative Products.
1.18  “Spare Parts” means spare parts for the Server Products.
1.19  “Specification” means the specifications for the Products jointly developed and agreed by the parties pursuant to the Collaboration Agreement.
1.20  “Stratus Independent Derivative Products” means Derivative Products (as defined in the Collaboration Agreement) that are classified as Independent Derivative Products of

Stratus under the Collaboration Agreement.
1.21 “Stratus Software” means the “Stratus Core Software” as defined in the Collaboration Agreement and such other Stratus developed or supplied software to be tested with and/or installed on the Server Products purchased by Stratus hereunder. Stratus Software will be listed in Appendices 4, 5 and 6 respectively.
1.22 “Surplus Material” shall have the meaning set forth in Section 7.01.
1.23 “Third Party Software” means software included with or installed on the Products that is licensed to NEC by a non-Affiliate third party.
1.24 “Transfer Price” means the price at which each party may purchase Products from the other party under this Agreement or a comparable agreement where NEC is the purchaser.
1.25 “Value-Add Product” means those “Value-Add” hardware and software products offered by NEC to Stratus as contemplated under the Collaboration Agreement.
SECTION 2. TERM AND TERMINATION
2.01 Term. Unless earlier terminated pursuant to this Section 2, the initial term of this Agreement (“Initial Term”) shall commence on the Effective Date and end ten (10) years thereafter, and shal1 automatically renew on an annual basis on each subsequent anniversary of the Effective Date (“Renewal Term”). Except as expressly set forth in Section 2.02 below in no event shall this Agreement terminate so long as the Collaboration Agreement remains in effect.
2.02 Termination. This Agreement shall terminate automatically upon any expiration or termination for “Cause” of the Collaboration Agreement as set forth in Section 23.2 thereof. Upon the termination of the Collaboration Agreement for any reason other than for Cause or expiration of the Collaboration Agreement, this Agreement shall remain in full force and effect. The parties may terminate this Agreement upon mutual written agreement to terminate. Neither party shall have any other right to terminate this Agreement for any reason, even as a result of an actual or alleged breach by the other party.
2.03 Effects of Termination; Survival. Upon any termination or expiration of this Agreement, all rights and obligations of the parties shall terminate, except as expressly set forth herein: The following Sections will survive termination or expiration of the Agreement in accordance with their terms:                     .
2.04 In the event of termination of this Agreement, Stratus shall be responsible for the following
2.04.01 The actual and verifiable costs for all Surplus and Excess Material as set forth in Section 8 work-in-process materials respecting the Products, Software, FRUs, Spare Parts, Documentation and finished goods in NEC’ inventory or on order with NEC’ suppliers and outbound freight costs, if applicable. NEC shall make reasonable efforts to reuse, reallocate or return such Products and materials to NEC’ suppliers or Affiliates.

SECTION 3. PROGRAM MANAGEMENT AND COST REDUCTIONS
3.01 Program Manager. Each party will designate in writing a “Program Manager”. The Program Managers will be responsible for managing the overall relationship between the parties under this Agreement. The Program Managers will designate in writing one or more Operations Managers, who shall serve as the focal points of contact for all operational matters under this Agreement, such as the order fulfillment processes, schedule tracking, quality reporting, technical issues and other operational aspects under this Agreement. NEC agrees to maintain at all times during the Term of this Agreement an Operations Manager at its manufacturing premises (or those of its Contract Manufacturer, as applicable) to support the Stratus account. Each Program Manager and Operations Manager may be replaced by its designating party at any time upon written notice to the other party.
3.02 Quarterly Reviews. The parties will meet quarterly during the term of this Agreement to review their respective performance under this Agreement and any operational issues or aspects a party may wish to discuss, such as but not limited to order fulfillment, delivery and scheduling, cost, pricing, opportunities for cost reduction, Product quality and suppliers. The Quarterly Reviews may take place concurrently with the quarterly Status Meetings conducted under the Collaboration Agreement or during the third week after the end of Stratus’ fiscal quarter. The Quarterly Reviews may be held by teleconference or in person, at a Stratus facility, an NEC facility or such other mutually agreed location. Unless otherwise agreed, there shall be at least two in-person Quarterly Review meetings each calendar year, with the site of such Quarterly Reviews alternating between the facilities of each party. Each party will be responsible for any expenses incurred by its representatives in attending and participating in the Quarterly Reviews.
3.03 Cost Reductions. NEC will use its best efforts to identify and pursue cost improvement opportunities, including recommending changes in design, process or testing, or new sources of supply which may result in overall cost reductions. NEC will present cost reduction information to Stratus as appropriate at any time with results reported at Quarterly Reviews. Stratus shall be entitled to the full benefit of any cost reductions. It is agreed that market-driven price changes affecting microprocessors, memory components or storage devices will also be passed on to Stratus. All cost reductions and market driven price changes shall be reflected in the Transfer Prices as soon as they are implemented by NEC.
3.04 Ad Hoc Review. In the case of a significant event including without limitation a material change in the cost (reduction or increase) of a Product, a change in competitive system pricing, Product quality issues, either party shall have the right to call a special review meeting. Upon the calling of such meeting the parties shall promptly meet, via conference call or in-person, to discuss the significant event(s) giving rise to the special review meeting and use their best efforts to resolve any issues or problems associate with such significant event.

SECTION 4. PURCHASE AND DISTRIBUTION RIGHTS
4.01 Product Description and Price Lists. Appendices 4, 5 and 6 hereto, as they may be amended by mutual agreement of the parties from time to time, set forth the Joint Products, the NEC Independent Derivative Products and the Stratus Independent Derivative Products that Stratus may purchase under this Agreement.
•	Joint Products. Not less than ninety (90) days prior to the Commercial Readiness Date of each Joint Product under the Collaboration Agreement, the parties shall set forth on an Appendix 4 a description of such Joint Product, its Components, Spare Parts, Documentation and their respective Committed Costs and such other items or information mutually-agreed upon by the parties. Separate sections of Appendix 4, sequentially numbered 4-1, 4-2, etc., shall be prepared for each Joint Product added to this Agreement.

•	NEC Independent Derivative Products. Stratus shall have the option to purchase NEC Independent Derivative Products as may be developed by NEC from time to time. Upon receipt of Stratus’ written notice to NEC of Stratus’ election to purchase an NEC Independent Derivative Product, the parties shall promptly set forth in an Appendix 5, a description of the NEC Independent Derivative Product, its Components and Spare Parts, Documentation and the Transfer Prices for the NEC Independent Derivative Product and its Components and Spare Parts, and such other items or information as are mutually-agreed by the parties. Separate sections of Appendix 5, sequentially numbered 5-1, 5-2, etc., shall be prepared for each NEC Independent Derivative Product added to this Agreement.

•	Stratus Independent Derivative Products. If requested by Stratus and NEC agrees, NEC will manufacture any Stratus Independent Derivative Product and sell such Stratus Independent Derivative Product to Stratus in accordance with the master terms and conditions and Transfer Prices set forth in Appendix 6. Separate sections of Appendix 6, sequentially numbered 6-1, 6-2, etc., shall be prepared for each Stratus Independent Derivative Product added to this Agreement. For Class A, B and C Stratus Independent Derivative Products NEC will not withhold or delay its approval to manufacture unless NEC has insufficient engineering and/or manufacturing resources. In the event NEC does not agree the parties shall negotiate in good faith to resolve their differences. For Class D Stratus Independent Derivative Products NEC and Stratus shall mutually agree.
4.02 Purchase Right. Stratus and its Affiliates shall have a non-exclusive, nontransferable right to purchase (as to hardware) and license (as to software) Products, in the form of assembled integrated systems, Components, including but limited to subsystems, of such systems and Spare Parts for distribution, directly or though its third party distribution channels, to end-user customers on a worldwide basis. Stratus hereby guarantees the full and faithful compliance by its Affiliates with the terms and conditions of this Agreement.
4.03 No Minimum Purchase Commitment. Except as set forth in Section 5 (Forecast), nothing contained herein shall be construed as creating an obligation in Stratus to order or purchase any minimum quantity of Products.
4.04 Software Installation. The parties shall negotiate in good faith terms and conditions of installation of Operating System Software.
SECTION 5. FORECAST
5.01 Forecast. Stratus shall provide NEC, on a monthly basis and by the first (1st) business day of each month, with a rolling nine (9) month forecast of the Products that Stratus projects that it will purchase from NEC by Product model and feature mix (the “Forecast”). Stratus’ Forecast will indicate its Product requirements by week for the first three months and by month for the following six monthly periods. Forecast information will be used by NEC for purchasing necessary components to meet the forecasted volume given then current lead times and with the objective of minimizing inventory and material commitment. Stratus shall be responsible for the inventory arising out of this Forecast only to the extent stated in Section 8 (Material Inventory and Liability). After the receipt of the Forecast, NEC shall provide Stratus an acknowledgement of NEC’s supply commitment for the requested Product in the Forecast within five (5) business days of its receipt thereof. The supply commitment contained in NEC’s acknowledgement shall confirm all of Stratus’ scheduled forecast quantities (“Committed Forecast”) or propose a revised schedule of forecast quantities. The parties shall promptly and in good faith discuss any differences between Stratus’ Forecast and any NEC revised schedule of forecasted quantities and reach a mutually written agreement as to the Committed Forecast.
5.02 Allowable Upside Forecast Flexibility
NEC will use its best commercial efforts to maintain the capability to deliver all Product quantities as represented in the Committed Forecast by providing full Build-To-Order Manufacturing (“BTO”) capabilities at all NEC manufacturing locations, including any NEC contract manufacturing location. NEC will use best commercial efforts to maintain the capability to allow Stratus to exceed the Product forecast by the amounts noted in the table below.

Days Prior To Forecasted Delivery Date	Allowable Variance
0 to 30 days	0%
31 to 60 days	10%
61 to 90 days	20%
Greater then 90 days	100%
SECTION 6. ORDER ENTRY
6.01 Purchase Orders. Stratus shall have the right to place purchase orders for Products under and subject to the terms and conditions of this Agreement (“Purchase Orders”). All Purchase Orders, when placed, shall contain item descriptions, quantities, requested delivery date, delivery address.
6.02 Lead Time and Shipment. Purchase Orders must be received by NEC Japan at least twelve (12) business days and by NECSAM at least five (5) business days, prior to the delivery date requested in Stratus’ Purchase Order (“Required Lead Time”). NEC will use best commercial efforts to ship Product that conforms to the Committed Forecast within the applicable Required Lead Time. If NEC receives Stratus’ order less than the applicable Required Lead Time prior to Stratus’ requested delivery date, NEC shall make commercially reasonable efforts to accommodate said requested delivery date. Notwithstanding the foregoing, NEC may temporary withhold shipment in the event:
a)	Stratus fails to perform any material obligation or otherwise is in breach of any material term or condition hereunder and has failed to cure any such breach within 60 days or receipt of NEC’s written breach notice and in the case of failure to make payments when due, within 20 days of receipt of NEC’s written breach notice; or

b)	Of a filing by Stratus of a voluntary petition in bankruptcy or under any similar insolvency law, the making of an assignment for the benefit of creditors of Stratus, the filing against Stratus of any involuntary petition in bankruptcy or under any similar insolvency law and the failure by Stratus to have such involuntary petition dismissed within 90 days of the filing date, or the appointment of a receiver for, or a levy or attachment against, substantially all of Stratus assets.
6.03 Order Acknowledgement/Acceptance. NEC shall acknowledge receipt of each Purchase Order within one (1) business day of its initial receipt thereof and shall send to Stratus, within two (2) business days of its initial receipt of said a written notice rejecting the Purchase Order and specifying the reasons for such rejection. With the exception of the limitations set forth in Section 27 (Force Majeure) NEC shall not reject any Purchase Order issued by Stratus that is within the Committed Forecast and that otherwise complies with the requirements of this Agreement and agreed to credit limit.
6.04 Electronic Order Fulfillment. Appendix 7 sets forth the mutually agreed, secure electronic business-to-business (“B2B”) order placement and fulfillment process. Unless otherwise agreed, Purchase Orders, change orders, order acknowledgements, shipment notices, invoices, “as built” configurations and other similar communications between the parties shall utilize the B2B process.
6.05 Precedence. Each Purchase Order from Stratus shall be governed only by the terms and conditions set forth in this Agreement which shall not be varied by any other terms and conditions contained in (1) any Purchase Order or attachment thereto, or (2) NEC’s acceptance or acknowledgment of or any other document issued to Stratus in connection with Stratus’ Purchase Order. Any variation from the terms and conditions stated herein must be expressly agreed to in writing and signed by the duly authorized representatives of both parties.
SECTION 7. FEES FOR ORDER RESCHEDULING
7.01 No Order may be canceled or rescheduled after the Order has been shipped.
7.02 Orders that are rescheduled fewer than five (5) business days prior to shipment shall be subject to the following fees:

Ordered Products, Rescheduled Or Re-configured	Fee	Threshold
Units Not Yet Started	$70	8 Purchase Orders
Assembly Started	$100	5 Purchase Orders
Completed Units	$150	3 Purchase Orders
Completed And Packed Units	$180	1 Purchase Order
Units That Have Been Rescheduled	$40 plus inventory	0 Purchase Orders
	carrying charge if
	applicable
7.03 Each purchase order may only be rescheduled once and the rescheduled shipment date may not occur later than four (4) weeks from the original shipment date.
7.04 The thresholds prescribed in Section 7.02 above shall be allowed for a period of three (3) months following the date on which the particular Product is shipped to the first customer following its release for general availability (“First Customer Ship Date” or “FCS”).
Threshold is defined as the number of Purchase Orders which will be exempt from any fees.
SECTION 8. MATERIAL INVENTORY AND LIABILITY
8.01 Surplus Material. Each quarter NEC will review its ending inventory position and compare this to the Committed Forecast. Any inventory levels on hand in excess of sixty (60) days of the consumption levels contemplated pursuant to the Committed Forecast shall be considered Surplus Material (“Surplus Material”), NEC shall charge Stratus, and Stratus agrees to pay carrying charges for such Surplus Material at the rate of one and one half percent (1.50%) of the direct, documented material cost per month (“Carrying Charge”) and NEC shall retain the Surplus Material for up to ninety (90) more days whereupon such material shall become excess material (“Excess Material”). NEC agrees that the Carrying Charge assessed to Stratus will be no greater than the carrying charge paid by NEC to its Contract Manufacturer.
8.02 Excess Material. Stratus shall purchase any Excess Material within thirty (30) days of it becoming Excess Material. Stratus agrees to pay NEC for its normal actual out-of- pocket acquisition costs of those materials plus normal handling charges. In addition Stratus will pay Carrying Charges for the Excess Material but only for inventory on hand and not for material on order, but not yet delivered to NEC.
8.03 Holding and Consumption of Excess Material. NEC will continue, at Stratus’ option, to hold Excess Material subject to the Carrying Charge. Should Stratus request NEC hold the Excess Material, and Stratus consumes some or all of the inventory in the production of Product by NEC at a later date, NEC will then credit back to Stratus the acquisition cost paid, in an amount equal to the inventory consumed. At its option, NEC shall either assist Stratus in developing a mutually agreeable disposition plan for such Excess Materials or ship, at Stratus’ risk and expense, such Excess Materials to the location specified by Stratus. In addition NEC shall undertake reasonable commercial effort to minimize inventory on hand and on order through execution of best material planning and procurement practices. NEC shall undertake reasonable commercial efforts to minimize material inventory on hand due to Surplus Material, Excess Material, obsolete material, cancellations, changes and discontinued Products, including canceling all applicable material purchase orders and reduce component inventory through return for credit programs or allocate components for alternate programs or customers, if applicable. Excess Material, obsolete Products and purchased Surplus Material shall be delivered Ex Works, NEC’s factory.
8.04 Component End of Life. NEC will have internal processes in place to provide Stratus with any supplier End of Life or Process Change Notices received by NEC from a Component supplier. Such processes will provide Stratus with the supplier’s Component part number that will be subject to an End of Life status or that is being changed by the supplier, the timeframe for the supplier action, the projected impact of the action based upon the Committed Forecast currently in place and any proposed alternate sources that have been investigated by NEC that could be qualified as a replacement for the Component that will be subject to an End of Life status or that is being changed. NEC will provide Stratus with not less than ninety (90) days written notification of all such changes in the design, configuration or status of a Component. NEC and Stratus will mutually agree on appropriate inventory strategies and qualification processes associated with any End of Life and Process Change Notice activity.
SECTION 9. PRICING
9.01 Price. The Transfer Price for Products purchased under this Agreement shall be as follows:
•	Joint Products: With the exception of Development Systems and Beta Systems (each as described below), Stratus shall pay Actual Manufacturing Cost for all Joint Products that it purchases under this Agreement:
a)	Development Systems: Stratus shall pay Actual Manufacturing Cost up to two times the Committed Cost for the relevant Joint Product;

b)	Beta Systems: Stratus shall pay Actual Manufacturing Cost up to 1.5 times the Committed Cost for the relevant Joint Product.
•	NEC Independent Derivative Products: Stratus shall pay the Transfer Price set forth in the applicable section of Appendix 5.

•	Stratus Independent Derivative Products: Stratus shall pay the Transfer Price set forth in the applicable section of Appendix 6.
9.02 Cost Disclosure and Cost Review. Stratus and NEC agree to regularly and no less than quarterly review product costs using the agreed Cost Bucket profile. NEC shall provide full disclosure to Stratus of the Actual Manufacturing Cost of each Product under the Cost

Bucket profile. NEC will provide full Bill of Material information including vendor part numbers for Joint Products per the Collaboration Agreement. To begin the review process Stratus will provide two (2) system configurations to NEC to be reviewed. NEC will prepare a cost report on each configuration using the agreed Cost Bucket profile and provide it to Stratus for Stratus review and feedback. Stratus will also analyze part costs for the same configurations and if Stratus believes there is a discrepancy between NEC and Stratus reported costs Stratus will report this discrepancy to NEC immediately. NEC is responsible for explaining the reason for the difference and commits to taking any necessary actions to close the gap as quickly as possible. This process will occur no less than quarterly. The parties will mutually agree on a final resolution.
9.03 Currency. All elements of Actual Manufacturing Cost shall be recorded in the currency in which they are paid or incurred by NEC, and amounts that are not denominated in U.S. Dollars will be converted to U.S. Dollars as a total sum using a conversion rate mutually-agreed by the parties. With respect to conversions of Japanese Yen to U.S. Dollars, the parties will use the trailing twelve month average (“TTM”) as reported in Wall Street Journal. The TTM rate for a calendar quarter shall be set at the average TTM rate during the last month of the immediately preceding quarter. However, if the TTM fluctuates more than five percent (5%) in the same quarter, NEC and Stratus agree to revise the exchange rate based on the new TTM (average TTM in the latest calendar month).
9.04 Records. NEC shall maintain all records, documentation, purchase orders, invoices and other materials supporting or documenting Actual Manufacturing Cost and other amounts charged hereunder for at least two (2) years following fulfillment of the relevant Purchase Order.
9.05 Most Favored Transfer Price. Stratus and NEC warrants and represents to the other party that the Transfer Price or Royalty charged by each party to the other party for the Independent Derivative Products shall be equal to or lower than the lowest prices charged by the selling party or any of its Affiliates to any other customer for the purchase of similar products.
SECTION 10. PAYMENT
10.01 Invoice. NEC shall invoice Stratus after each delivery of Products. No terms printed on any invoice shall be binding on Stratus other than the amount shown thereon as due in respect of Products purchased hereunder.
10.02 Form of Payment. Unless otherwise agreed in writing between the parties, Stratus shall pay to NEC the aggregate total Price for all Products purchased, which payment shall be due thirty (30) days following Stratus’ receipt of an invoice from NEC in proper form. Stratus shall make payments in U.S. dollars and by means of electronic transfer to the bank account designated by NEC in advance.
10.03 Prices Inclusive. All amounts charged by NEC hereunder shall be denominated in U.S. dollars. Except for applicable taxes, duties, customs or similar charges, the Prices for Products and any other charges and fees assessed by NEC hereunder are inclusive of all other costs and expenses. No charges other than those described above will be allowed without Stratus’ prior written consent.

10.04 Taxes. The amount of any present sales, use, value-added, excise or other similar tax applicable to the Products not measured by income of NEC shall be paid by Stratus, or in lieu thereof, Stratus shall provide NEC with a tax exemption number or, at NEC’s request, with a tax exemption certificate acceptable to the taxing authority. Any taxes to be paid by Stratus shall be separately stated on NEC’s invoice.
SECTION 11. DELIVERY, TITLE AND RISK OF LOSS
All shipments for Products shall be delivered to Stratus, Ex Works (as defined in Incoterms 2000) NEC’s factory of production. Title to Products and risk of loss for the Products shall pass to Stratus upon transfer to a common carrier (or Stratus) at the point of shipment. Unless Stratus expressly requests otherwise in writing, Stratus shall arrange for transportation of the Products to its designated destination and prepay transportation costs.
SECTION 12. PACKAGING AND LABELING
12.01 Packaging. NEC will comply with all federal, state, and local laws, rules and regulations regarding packaging materials. Parts shipped to Stratus locations and Stratus customers shall be identified and labeled using Stratus approved designations and markings. NEC shall ensure that all Products are packed and packaged in mutually agreed manner for the purpose of arrival at the designated destination in an undamaged, fully operational condition. The cost of packing and packaging are borne by Stratus and are included in the Transfer Price of the Products.
12.02 Marketing. NEC shall affix to all Products such Stratus trademarks and number plates, containing serial number and model number, and other designations as requested by Stratus. NEC shall also affix to the Products such regulatory, safety, emissions, recycling, environmental and other applicable labels and markings. Neither the NEC name nor any other marking not approved by Stratus shall appear anywhere on the Products or the packaging materials of the Products, except for the following markings, (1) the NEC name and logo may be placed on each printed circuit board contained in a product and (2) reasonable and customary NEC patent and copyright notices may be placed on each Product, and (3) any markings that are required by government or certification agencies may be placed on each Product.
SECTION 13. EXPORT LICENSES AND APPROVALS
13.01 Export/Import Licenses. Export licenses, import licenses and other related approvals and procedures for the shipment of the Products and any other items being delivered to Stratus hereunder shall be Stratus’ responsibility. The parties shall cooperate to ensure that all necessary documents and information are expeditiously supplied to Stratus for obtaining such licenses and approvals as applicable.
13.02 Export Compliance. Each party agrees that it will not knowingly (a) export, re-export or import, directly or indirectly, any technical data (as defined by the U.S. Export Administration Regulations), including software, (b) disclose such technical data for use in, or (c) export, re-export or import, directly or indirectly, any direct product or such technical data, including software, to any destination to which such export, re-export or importation is restricted or prohibited by U.S. or non-U.S. law without obtaining prior authorization from U.S. Department of Commerce and other competent government authorities to the extent required by those laws.
SECTION 14. PRE-SHIPMENT PRODUCT CERTIFICATIONS
In each instance, prior to shipment or delivery of any Products hereunder, NEC shall certify that said Products fully conform to all applicable Specifications and that, prior to shipment, all such Products successfully completed NEC’s standard final factory inspection and acceptance tests, as set forth in Appendix 2. When the Products pass factory inspection and Unit Acceptance Tests conducted by NEC under this Section 14 and Appendix 2, NEC shall issue a certificate so stating.
SECTION 15. PRODUCT ACCEPTANCE, REJECTION AND QUALITY
15.01 Source Inspections. NEC will deliver to Stratus only those Products conforming to the test and acceptance requirements specified in Appendix 2, unless it has obtained prior written approval from Stratus for a deviation. Products are subject to Stratus’ quality inspection and testing on Stratus’ premises or on NEC’s premises, at Stratus’ option. Stratus shall have the right (but not the obligation) to conduct such inspection and testing at NEC’s premises (including the facilities of NEC’s Contract Manufacturer, if applicable) on a mutually agreed as needed basis (“Source Inspection”). All Stratus Source Inspections shall be conducted during the normal business hours of NEC manufacturing facilities (including its Contract Manufacturer’s facilities) and in such a manner as not to unreasonably interfere with NEC manufacturing facilities’ normal business activities. NEC (and its Contract Manufacturer) shall provide Stratus with its reasonable cooperation and assistance in Stratus’ Source Inspections. Stratus shall be responsible for the costs and expenses relating to the Stratus employees conducting such Source Inspection. NEC’s outgoing quality rating shall be based on meeting quality goals mutually agreed to by the parties. The base quality level and measurements required for all Products will be set forth in Appendix 1. If Products do not meet the quality goal, NEC will use best commercial efforts to fix and/or improve processes and product design in the areas causing the deficiencies. The fact that Stratus may perform its own tests on the Products delivered under this Agreement shall not relieve NEC from any of its obligations under this Agreement.
15.02 Acceptance of Products. Within ninety (90) days of the date of shipment, if Stratus finds that any Product ordered hereunder fails to conform, in any material respect to the relevant Product Specifications then Stratus may reject such Product and return it to NEC (“Defective Product”). Defective Products must be returned pursuant to NEC’s return of merchandise authorization process which requires that Stratus obtain an RMA number from NEC and return the Defective Product to NEC within ten (10) business days of Stratus’ receipt of said RMA number. NEC shall have the right to verify the defective status of any returned Defective Product, and shall ship a replacement Product within ten (10) business days of receipt of such Defective Product.
15.03 DOA Products. Products that are found to be defective upon arrival by Stratus or Stratus’s customer after shipment (“DOA (Dead on Arrival) Products”) may be rejected by Stratus by sending a notice of such DOA Product to NEC. NEC shall ship a replacement Product within one (1) business day of NEC’s receipt of Stratus’ notice of a DOA Product. Stratus shall return such DOA Product within ten (10) days of receipt of NEC’s replacement

Product.
15.04 DOA Shipment. The shipment of DOA Products to NEC and the return shipment of replacement or repaired Products to Stratus shall be at Stratus’s sole expense, and Stratus shall be responsible for in-transit risk of loss of or damage to such Products except as stated below. For DOA failures in excess of the DOA minimum quality requirements as set forth in Appendix 1 the shipment of DOA Products to NEC and the return shipment of replacement or repaired Products to Stratus shall be at NEC’s sole expense, and NEC shall be responsible for in-transit risk of loss of or damage to such Products. The return destination addresses for repaired or replacement Products as designated by Stratus may be the address of Stratus’ end user customer. Each DOA Product that is repaired by NEC and returned to Stratus shall exhibit an identifying mark to indicate such Products were repaired. Notwithstanding the foregoing, Stratus shall pay all shipment costs and bear all in transit risks of loss and damage if the returned Product is determined by NEC, in its reasonable judgment, not to be DOA as defined above. Furthermore, if Stratus fails to return to NEC a DOA Product within ten (10) days of receipt of NEC’s replacement Product, NEC may issue an invoice for the replacement/repaired Product and Stratus shall pay for the invoice as stated in Section 10 (Payment).
15.05 Defective Product Shipment. Transportation expenses and risk of loss during transit will be the responsibility of Stratus for shipments of defective Products to NEC and will be NEC’s responsibility for shipment of repaired or replacement Product to Stratus. The return destination addresses for repaired or replacement Products as designated by Stratus may be the address of Stratus’ end user customer. Each Defective Product that is repaired by NEC and returned to Stratus shall exhibit an identifying mark to indicate such Products were repaired. Notwithstanding the foregoing, Stratus shall pay all shipment costs and bear all in transit risks of loss and damage if the returned Product is determined by NEC, in its reasonable judgment, not to be Defective as defined above.
15.06 Quality Issues. In the event Product quality materially fails to conform to the parties’ agreed-upon quality standards, the Stratus Program Manager, in his or her reasonable judgment, shall notify NEC of any such problem and may, suspend any shipments of units on order and not yet shipped by NEC until a plan for resolving such problem has been mutually agreed upon by the parties.
15.07 Standards Compliance. NEC shall ensure that the Products furnished under this Agreement meet the national and international safety, electromagnetic and emissions standards and requirements for product installation and operation as specified in the Attachment H-1 (Country List for Compliance Testing) of Collaboration Agreement.
15.08 Additional Standards. In the event that Stratus decides to address new markets which would implicate new national or telecommunications standards, NEC and Stratus shall work together in good faith to determine whether and how the Products will meet such standards.
15.09 ISO 9000. NEC also shall obtain ISO 9000 certification for its manufacturing facilities that ship to countries requiring ISO certification.
SECTION 16. LIMITED WARRANTY
16.01 New Components. NEC warrants that all components and material used in the manufacture of the Products shall be new.
16.02 Server Products Warranty: NEC warrants that Server Products and Components purchased by Stratus hereunder shall be free from defects in material and workmanship and conform, in all material respects, to the written Specifications for a period beginning from the date of delivery and ending six (6) months after the expiration of the 90-day acceptance period set forth in Section 15.02 above (the “System Warranty Period”). NEC’s responsibility with respect to defective Products returned under this warranty shall be, at its option, to either repair or replace the defective Product reported by Stratus to NEC as defective within the System Warranty Period. Prior to returning the defective Products to NEC Stratus must obtain a NEC RMA number. The defective Product must be returned to NEC within thirty (30) days after Stratus obtains the RMA number. NEC shall ship a replacement or repaired Product to Stratus no later than fifteen (15) business days from the time the defective Product is received by NEC. Transportation expenses and risk of loss during transit will be the responsibility of Stratus for shipments of defective Products to NEC and will be NEC’s responsibility for shipment of repaired or replacement Product to Stratus.
16.03 Printed Circuit Board Assembly Warranty: NEC warrants that all Printed circuit board assemblies (“PCBAs”) purchased by Stratus hereunder shall be free from defects in materials and workmanship and conform, in all material respects, to written Specifications for a period of one (1) year from the date of shipment to Stratus (the “PCBA Warranty Period”). NEC’s responsibility under this warranty shall be, at its option, to either repair or replace any PCBA which fails to conform to the foregoing warranty provided Stratus properly reports such failure to NEC within the PCBA Warranty Period and returns the defective PCBA to NEC within thirty (30) days of the report, at its expense. NEC will at is sole expense, ship a repaired or replacement PCBA to Stratus no later than fifteen (15) business days from the time such PCBA is first received by NEC.
16.04 Spare Parts shall be warranted to be free from defects in material and workmanship for a period of ninety (90) days from the date of shipment to Stratus.
16.05 Exclusions. The foregoing warranties shall not apply for failure or defects in Product due to accident, neglect, misuse, abuse, failure to provide a suitable installation environment, unauthorized repairs or unauthorized modification by any one other than NEC or its Affiliates.
16.06 Third Party Warranties. NEC hereby agrees to pass-through to Stratus all other applicable warranties, if allowed to do so, offered by third-party product vendors for all such third-party products purchased by NEC and re-sold to Stratus hereunder, whether initially as an integral part of a Product or a Spare Part.
16.07 Software Warranty.
16.07.01 NEC warrants that the media on which the Third Party Software, Operating System Software (if required) and the NEC Software is delivered will be free from defects in material and workmanship for a period of ninety (90) days from shipment to Stratus and that each NEC Software product will substantially perform in the manner described in the applicable Specifications, as it exists at the date of shipment, for a period of ninety (90) days from the date of original shipment (“Software

Warranty Period”).
16.07.02 Provided Stratus has notified NEC of a defect during the applicable Software Warranty Period in sufficient detail for NEC to identify such defect, NEC shall repair or replace the defective media and/or use best efforts to correct such defects and supply Stratus with a corrected version of the relevant software as soon as practicable.
16.07.03 NEC hereby agrees to pass-through to Stratus all other applicable warranties for Third Party Software offered by third-party software vendors for all such Third Party Software products licensed by NEC and sublicensed to Stratus hereunder. NEC specifically does not warrant any Operating System Software products. The parties acknowledge and agree that any warranty for Operating System Software products is provided directly by the Operating System Software vendor and not by NEC. Except as stated above, NEC assumes no responsibility or liability for any Third Party Software. The foregoing is NEC’ sole obligation under this warranty.
16.07.04 Notwithstanding the foregoing, NEC does not warrant the media of Third Party Software or Operating System Software where Stratus provided such media, such as Third Party Software or Operating System Software which is shrink-wrapped.
16.08 Title, No Liens, Etc. NEC shall transfer good, clear and lawful title to all Products sold to Stratus hereunder, free and clear of all liens and encumbrances.
16.09 The foregoing warranties shall not apply for failure or defects in the Products due to accident, neglect, misuse, abuse, failure to provide a suitable installation environment, unauthorized repairs or unauthorized modification by any one other than NEC or its Affiliates. The foregoing warranties shall not apply to design defects in any Stratus technology licensed to NEC and which are contained in the Products or to defective components supplied by Stratus to NEC and which are contained in the Products.
16.10 Disclaimer
THE WARRANTIES SET FORTH IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES, REPRESENTATIONS, CONDITIONS AND TERMS, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES AND CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT.
SECTION 17. OUT OF WARRANTY REPAIR CHARGES; REPAIR LICENSE
17.01 Repair by NEC. NEC or a qualified third party support contractor chosen by NEC at its discretion will provide repair support for out-of-warranty Product, if requested by Stratus, for five (5) years from the last date of purchase of Product from NEC. Only those parts deemed to be repairable shall be repaired, at the then current published repair prices. NEC reserves the right to (a) substitute parts that have been repaired or reconditioned to be like new; and (b) replace such returned parts with different components of equal fit, form or function. Non-repairable parts shall be subject to a last time buy by Stratus at time of EOL.
17.02 Shipment. The shipment of Out of Warranty Repair Products to NEC and the return shipment of replacement or repaired Products to Stratus shall be at Stratus’s sole expense,

and Stratus shall be responsible for in-transit risk of loss of or damage to such Products. The return destination addresses for repaired or replacement Products as designated by Stratus may be the address of Stratus’ end user customer.
17.03 Repair License. NEC shall grant Stratus a non-transferable, royalty-free license to repair each Product. NEC will provide training and documentation required for Stratus to have the capability to repair such Product with its own resources. This “transfer of knowledge”, along with the provision of all diagnostics, software and troubleshooting aids are to be completed not later than sixty (60) days from the General Release of each Server Product. Stratus will pay normal and reasonable out of pocket expenses associated with this work. NEC also agrees to provide Stratus with list of the components that may be required for such repair and at Stratus’ request, to make arrangements with the suppliers of such components to permit Stratus to purchase such components directly from such suppliers at the same price NEC purchases such components from its suppliers. If NEC is unable to make such arrangements, then at Stratus’ request, NEC agrees to purchase such components from its suppliers and resell such components to Stratus at the same cost it purchases the components from such suppliers.
SECTION 18. INSTALLATION AND MAINTENANCE
Stratus shall assume responsibility for installation and maintenance of the Products purchased and licensed by it hereunder, provided that NEC will provide Stratus with reasonable support and assistance on the terms and conditions to be mutually agreed upon.
SECTION 19. TRAINING
Stratus shall be entitled to have its employees and employees of any of its Affiliates attend designated NEC-supplied training courses relating to the Products at NEC’s then-prevailing course fees. Stratus shall be responsible for all travel, living and sustenance expenses related to attendance at the courses and should Stratus desire any special training courses or to have NEC conduct training at a location other than a NEC education facility, the parties shall negotiate in good faith the terms, conditions and prices for such special training.
SECTION 20. AVAILABILITY OF THE PRODUCTS
20.01 Product Allocation. NEC agrees to provide a supply of the Products to Stratus in accordance with the Committed Forecasts. In the event the supply is constrained with respect to any Product due to external circumstances beyond NEC’s control and as a result NEC cannot meet Stratus’ Forecasted requirements, NEC shall allocate a pro rata percentage of its production capacity based on Stratus’ share of total NEC shipment volumes during the preceding six (6) months plus its Forecasted requirement for the next six (6) months. This pro rata percentage for any new Product shall be determined based on Stratus’ Forecast of its projected Purchase Orders of such new Product for any month during such twelve (12)-month period prior to Stratus’ initial Purchase Order of such new Product. Except as provided in Section 27 (Force Majeure), the foregoing shall not excuse NEC from its obligation to supply Products as specified in Stratus’ Purchase Orders accepted by NEC.
20.02 Inability to Ship. In the event that NEC is unable, for any reason, to make all or any portion of any shipment of Products on the scheduled ship date, NEC will notify Stratus, at the latest, by the start of the next business day after it first becomes aware of same. Provided any such inability to ship is not attributable to Stratus or to any other excusable delay under Section 27 (Force Majeure), such notice shall not relieve NEC of any of its obligations under this Agreement.
20.03 Expedited Shipment. NEC agrees that for any delays in shipment that are caused by NEC, if Stratus notifies NEC that expedited shipment is necessary to meet its end user customers’ needs, NEC shall be responsible for any costs associated with expediting such delinquent shipments. If such delay is caused by the limitations set forth in 27 (Force Majeure), NEC and Stratus will discuss in good faith.
SECTION 21. REQUESTED PRODUCT CHANGES
In the event that Stratus receives a request from an end user customer or prospective end user customer for a special feature or capability in a Product which is not part of the agreed Product Roadmap (as defined in the Collaboration Agreement), Stratus may submit such request to NEC for its approval in accordance with the provisions of Appendix 6.
SECTION 22. SOFTWARE LICENSE RIGHTS
The parties acknowledge that all NEC Software included with or incorporated into the Products is licensed to Stratus and its Affiliates pursuant to the Collaboration Agreement. The parties agree that this Agreement shall be amended as appropriate and necessary to reflect terms and conditions between NEC and Third Party Software vendor for the Third Party Software.
SECTION 23. INDEMNIFICATION
23.01 Indemnified Claims. NEC shall indemnify and hold harmless Stratus, at its own cost, from and against any claim, suit or proceeding (“Claim”) brought by a third party against Stratus, so far as it is based on a claim that any Products supplied hereunder infringes a patent, copyright, trade secret or other intellectual property rights of a third party, provided that NEC is notified promptly in writing of such Claim and given full and complete authority, information and assistance (at NEC’s expense) for the defense of same. NEC shall pay all damages imposed on Stratus, pursuant to a final adjudication of liability for infringement, but NEC shall not be responsible for any settlement or compromise made without NEC’s prior written consent.
23.02 Additional Remedies. If a Claim of the type described above has occurred, or in NEC’s reasonable opinion is likely to occur, NEC shall, at its option and its own expense, either (i) procure for Stratus the right to continue selling, leasing and using the Products, or (ii) replace or modify the same so that they becomes non-infringing. If after using reasonable efforts, NEC determines in its sole reasonable judgment that it can not accomplish either of the foregoing remedies in a commercially reasonable manner, NEC shall, as its sole obligation offer to repurchase the infringing Products from Stratus and refund Stratus the Price actually paid for such Product, as depreciated on a straight line basis over a period of four (4) years.
23.03 Exceptions. NEC shall have no liability for any Claim (i) based on the distribution of the Product after NEC has instructed Stratus not to do so on account of such infringement, (ii) based upon use of the Product other than as specified in its documentation, (iii) based on compliance with Stratus’s specific directions or specifications, (iv) based on the use of any version other than the latest version of the Product, if Stratus was provided written notice (“Infringement Notice”) that such infringement could have been avoided by use of the latest version and NEC provided such latest version to Stratus in accordance with Section 23.02 within at least ninety (90) days of its written Infringement Notice, (v) based on the use of technology licensed by Stratus to NEC or its Affiliates, or components purchased from Stratus, or trademarks or other intellectual property provided by Stratus, (vi) based on the combination, operation or use of the Products with equipment, devices, firmware or software not supplied or specified by NEC, where such infringement arises solely from such combination. NEC shall have no liability for a Claim based upon alteration or modification of a Product supplied hereunder not made pursuant to NEC’s direction and control.
23.04 Stratus will defend, indemnify and hold NEC harmless, at its own cost, from and against any claim, suit or proceeding (“Claim”) brought by a third party against NEC, so far as it is based on a claim that any Products supplied hereunder infringes a patent, copyright, trade secret or other intellectual property rights of a third party based solely on one or more of the items set forth in Section 23.03 above, provided that Stratus is notified promptly in writing of such Claim and given full and complete authority, information and assistance (at Stratus’s expense) for the defense of same. Stratus shall pay all damages imposed on NEC, pursuant to a final adjudication of liability for infringement, but Stratus shall not be responsible for any settlement or compromise made without NEC’s prior written consent.
23.05 Sole Remedy. This Section 23 states the entire obligation and liability of NEC and Stratus sole remedy with respect to Claims of infringement of patents, copyrights, trade secrets and other intellectual property rights. This Section 23 states the entire obligation and liability of Stratus and NEC sole remedy with respect to Claims identified immediately above in Section 23.03.
SECTION 24. DISCLAIMER OF AGENCY
NEC is not appointed or constituted Stratus’ agent for any purpose by reason of this Agreement or otherwise and NEC is not authorized, nor shall it represent that it is authorized, to bind Stratus by statements, agreements or otherwise. Stratus is not appointed or constituted NEC’s agent for any purpose by reason of this Agreement or otherwise and Stratus is not authorized, nor shall it represent that it is authorized, to bind NEC by statements, agreements or otherwise, or to incur any expenses for the account of NEC.
SECTION 25. EXCLUSION OF DAMAGES
25.01 Except as otherwise expressly stated herein, and to the maximum extent permitted by applicable law, in no event shall NEC or STRATUS be liable to each other for special, incidental, indirect or consequential damages of any kind, including but not limited to any such damages resulting from loss of use, data, profits, business, or any other pecuniary loss, actual or anticipated, arising out of or in connection with this Agreement or the breach thereof, or the sale, lease, use or performance of the Products and related materials, whether in an action of contract or tort including negligence, or otherwise. In no event shall either party’s maximum liability exceed $20 million dollars. The foregoing exclusions of damages shall not apply to either Party’s liability to the other for violations of Section 13 (Export Licenses and Approvals), Section 28 (Confidentiality Information), Section 32 (Compliance

with Applicable Regulations and Laws) and for damages for bodily injury or death.
25.02 The Product is not designed or intended (a) for use as critical components in life support devices or systems (b) for use in controlling, managing or operating nuclear powered facilities, vessels or any other applications or (c) for use in aircraft, aircraft traffic control or airport security applications. Life-support devices or systems are those which are intended to support or sustain life and whose failure to perform can be reasonably expected to result in a significant injury to the user. Critical components are those whose failure to perform can be reasonably expected to cause failure of a life support device or system, or affect its safety or effectiveness. NEC disclaims any express or implied warranty of fitness for such uses. Stratus agrees to defend, at its expense, and indemnify and hold NEC, its officers, directors, agents and employees and its Affiliates harmless from and against any and all third party claims, losses, damages, and expenses of every kind and nature, including but not limited to reasonable attorneys’ fees, arising out of or in connection with the sale of Product for use as critical components in life support devices or systems. NEC will promptly notify Stratus of any such claim and provide Stratus with reasonable, non-monetary assistance and control over any resulting litigation or settlement negotiations, provided, NEC reserves the right to participate in any such litigation with counsel of its own choosing, at NEC’ own expense.
SECTION 26. TRADEMARKS AND TRADE NAMES
Except as provided herein, nothing herein contained shall be construed as granting either party any right or license in any of trademarks, service marks or trade names of the other party.
SECTION 27. FORCE MAJEURE
Neither of the parties hereto shall be liable in damages to the other or have the right to cancel for any delay or default in performing hereunder if such delay or default is caused by conditions beyond its reasonable control (“Force Majeure”), including but not limited to acts of God, government restrictions, continuing domestic or international problems such as wars or insurrections, strikes, fires, floods, labor disputes, worldwide shortage of materials work stoppages and embargoes, provided, however, that if a delay or default due to any of the aforementioned causes continues for a period of thirty (30) days or more, the parties shall negotiate in good faith for equitable measures to be taken.
SECTION 28. CONFIDENTIAL INFORMATION
All confidential and proprietary information of the parties disclosed hereunder shall be covered by the provisions of Section 18 of the Collaboration Agreement.
SECTION 29. NON-ASSIGNABILITY
29.01 No Assignment. This Agreement shall be personal to the parties hereto. No rights or obligations hereunder shall be assignable without the prior written consent of the other party. Notwithstanding the foregoing either party shall have the right to transfer this Agreement and all rights and obligations hereunder to an Affiliate or to a party that acquires all or substantially all of its assets provided such party agrees in writing to be bound by the provisions of this Agreement.

29.02 Subcontracting. Each party shall have the right to subcontract or delegate the performance of any of its duties, tasks, responsibilities or obligations under this Agreement to any third party, including in the case of NEC a Contract Manufacturer, (a “Subcontractor”) without the prior written consent of the other party. The party engaging such Subcontractor shall remain fully liable to the other party for the performance of its duties, tasks, responsibilities or obligations under this Agreement, notwithstanding any non-performance by its Subcontractors. The party engaging a Subcontractor shall ensure that the Subcontractor executes a written agreement imposing restrictions as to the protection of the other party’s Confidential Information and Intellectual Property Rights consistent with the terms of this Agreement.
SECTION 30. GOVERNING LAW
The parties agree that this Agreement and the rights and obligations of the parties hereunder shall not be governed by the United Nation Convention on Contracts for the International Sale of Goods; rather the parties agree that this Agreement shall be construed in accordance with the internal laws of the State of New York, U.S.A., without reference to its conflict of laws principles.
SECTION 31. DISPUTES
31.01 Except as noted in subsection 31.03 below, in the event of any dispute, controversy or difference which may arise between the parties hereto out of or in connection with or in relation to this Agreement, or the breach thereof, the parties hereto shall in the first instance do their utmost to settle such dispute amicably.
31.02 Where the parties fail to reach an amicable settlement within thirty (30) days of the written notice of its existence, given by either party to the other, then the dispute, controversy or difference shall be finally settled by arbitration in accordance with the Rules of the with the said rules American Arbitration Association in New York, New York by three (3) arbitrators appointed in accordance with the same rules. All documents and proceedings shall be in the English language. The award of the arbitration shall be final and shall be binding upon the parties and shall not be subject to appeal to any court, and may be entered into the court of competent jurisdiction for its execution forthwith.
31.03 The parties acknowledge and agree that the foregoing binding arbitration requirement shall not apply to any Reserved Claims as set forth in the Collaboration Agreement. With respect to Reserved Claims, the parties shall be free to enforce their respective rights and seek all available remedies in any court of competent jurisdiction, including claims for damages, or injunctive relief or similar equitable remedies. The parties further acknowledge and agree that neither this Section 31 nor any other provision of this Agreement shall limit or prevent a party from seeking in court the remedy of specific performance.
SECTION 32. COMPLIANCE WITH APPLICABLE REGULATIONS AND LAWS
32.01 Each Party agrees that it shall comply with all applicable federal, state, local, national and international, laws, treaties, regulations and orders of any court or administrative agency in connection with its performance under this Agreement including without limitation environmental laws, rules, regulations, orders, and permits.

32.02 NEC warrants that the Products as designed, developed and supplied by NEC under this Agreement shall comply with applicable environmental laws or regulations restricting the use of hazardous materials or banned substances, including but not limited to the Directive 2002/95/EC on the Restriction of the Use of Certain Hazardous Substances in Electrical and Electronic Equipment, O.J. (L 19) (Jan. 27, 2003), as amended, and applicable European Union Member State implementing legislation and regulation (“RoHS Directive). NEC hereby further warrants to Stratus that the Products shall not contain any RoHS Restricted Substance in concentrations in excess of the Maximum Concentration Values in any Homogenous Material, or are exempt from coverage under an exemption to the RoHS Directive and otherwise are free of any Hazardous Substances as these terms are defined by the RoHS Directive and any implementing regulations, and present no hazard to persons or the environment. If requested by Stratus NEC shall provide Stratus a written certification as to the compliance of Products supplies hereunder with all applicable environmental laws or regulations restricting the use of hazardous materials or banned substances.
Each party shall indemnify and hold harmless the other party and its Affiliates from and against any and all losses, liabilities, damages, claims, costs and expenses, including but not limited to attorney fees, arising directly or indirectly from any failure to comply with the requirements of this Section 32 or the any inaccuracy, misrepresentation or incompleteness of any information furnished as part of compliance with this Section 32.
SECTION 33. WAIVERS, AMENDMENTS AND PRESERVATION OF REMEDIES
This Agreement may not be amended, superseded or canceled, and the terms hereof may not be waived, except by written instrument signed by each of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or waiver of any condition or of the breach of any other term of this Agreement. Unless expressly set forth in this Agreement, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may have at law or in equity, including but not limited to the remedy of specific performance.
SECTION 34. NOTICES
Any notice, request or instruction, given or permitted hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation, if sent by facsimile or like transmission, and on the next business day is sent via a reputable overnight courier as follows:
To Stratus:	Stratus Technologies Ireland Ltd. College Business & Technology Park Blanchardstown Road North Blanchardstown, Dublin 1 Republic of Ireland

with copy to:	Stratus Technologies, Inc. 111 Powdermill Rd. Maynard, MA 01754 USA Attention: General Counsel Facsimile: (978) 461-3690

To NEC:	Client And Server Division, NEC Corporation 1-10, Nissin-cho, Fuchu, Tokyo 183-8501, Japan Attention: General Manager Facsimile:+81-42-333-1804
Either party may change its address for notices to be given under this Agreement by giving notice of such change in the manner specified above.
SECTION 35. HEADINGS
The headings and captions of this Agreement are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
SECTION 36. PRODUCT CHANGES
NEC agrees that it shall not implement any engineering changes to any Product except as expressly permitted pursuant to the Collaboration Agreement. Implementation of such changes must allow for appropriate amounts of qualification time. Any changes involving third party approval rules (such as those imposed by vendors of Operating System Software or chipsets) must be properly re-certified according to the directives of the applicable third party vendor.
SECTION 37. END OF LIFE PROCESS
37.01 EOL Status. NEC shall not assign any Product to an End Of Life (“EOL”) Status except as expressly permitted pursuant to the Collaboration Agreement. To the extent permitted, NEC shall give Stratus notice at least six (6) months prior to the date upon which said Product will enter an EOL status.
37.02 Final Buy. Stratus shall provide NEC a final forecast within sixty (60) calendar days of its receipt of Notice of EOL and issue a final non-cancelable Purchase Order within ninety (90) calendar days of its receipt of said Notice of EOL and shall specify delivery with a period of not greater than three (3) months from the date of the final order. The final forecast shall cover all components and specify both unit configurations, plus any kits or spares forecasts if applicable. The final forecast shall state the date when the final purchase orders will be issued and the Products will be shipped. NEC shall honor the final Purchase Order, notifying its component suppliers of the EOL status and managing final component purchases. Any excess or obsolete inventory resulting from the final Forecast and Purchase Order shall be considered “Excess Materials” regardless of how many days such materials remain in NEC’s inventory.
SECTION 38. FAILURE ANALYSIS & ECO SUPPORT

38.01 NEC will respond with its root cause analysis when requested by Stratus within a reasonable time frame. NEC will respond in five (5) business days to an urgent request by Stratus for failure analysis of any Product, and in no less than fifteen (15) business days for a standard priority request, when NEC and/or its supplier can reproduce the trouble without specific defective parts to be sent from Stratus or receipt of the defective parts.
38.02 All matters pertaining to changes to the Products shall be governed by the provisions of the Collaboration Agreement.
38.03 TIME IS OF THE ESSENCE and NEC will begin to take immediate action within twenty-four (24) hours of its receipt of a priority ECO request resulting from a major safety, agency compliance or specification issues identified by Stratus, and within five (5) business days for a standard ECO request.
SECTION 39. APPENDICES
All Appendices, exhibits, amendment, and addenda referenced in this Agreement are deemed to be incorporated herein and made a part of this Agreement, provided that if there is any inconsistency between this Agreement and the provisions of any Appendix hereto, the provisions of this Agreement shall control.
SECTION 40. REMEDIES
Except as otherwise expressly provided herein, all remedies afforded in this Agreement shall be taken and construed as cumulative; that is, in addition to every other remedy provided herein or by law.
SECTION 41. SEVERABILITY
If any paragraph, provision, or clause thereof, in this Agreement shall be found or held to be invalid, illegal or unenforceable in any jurisdiction in which this Agreement is being performed, then the meaning of such paragraph or provision shall be construed, to the extent feasible, so as to render the paragraph or provision enforceable, and if no feasible interpretation would save such paragraph or provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect. However, in the event such provision is an essential element of this Agreement, the parties shall attempt to negotiate a new provision. If the parties are unable to agree upon the terms of such new provision within ninety (90) days of the contravening provision’s termination, then this Agreement, at the option of either party, may be terminated in its entirety.
SECTION 42. NEC PURCHASE AND DISTRIBUTION AGREEMENT
Upon NEC’s request Stratus agrees to enter into a purchase and distribution agreement for the purchase by NEC of Stratus Independent Derivative Products, mutatis mutandis.
SECTION 43. ENTIRE AGREEMENT
This Agreement, together with the Collaboration Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof, and there are no understandings or representations of any kind except as expressly set forth herein. This Agreement shall not be altered, changed, supplemented or amended except by written instrument or instruments signed by duly authorized representatives of both parties hereto.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their duly authorized representatives as of the date first above written.

NEC CORPORATION			STRATUS TECHNOLOGIES IRELAND, LTD.

By:	/s/ Masahzko Yamamoto		By:	/s/ David Laurello

	Name:	MASAHZKO YAMAMOTO		Name:	David Laurello
	Title:	SENIOR VICE PRESIDENT		Title:	Duly Authorized Representative